Exhibit 4.22

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), effective as of March 14, 2007 (the “Effective Date”), by and among Global Crossing Advanced Card Services, Inc., Global Crossing Bandwidth, Inc., Global Crossing Telecommunications, Inc. (collectively, “Borrowers”), certain affiliates of Borrowers, as guarantors (such affiliates, collectively, “Guarantors”), certain financial institutions, as lenders (collectively, the “Lenders”) and Bank of America, N.A., as agent for the Lenders (in such capacity, “Agent”).

WHEREAS, Borrowers, Guarantors, Lenders and Agent are parties to that certain Loan and Security Agreement dated as of May 10, 2006 (as amended, restated, renewed, extended, supplemented, substituted or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers have requested that a certain provision of the Loan Agreement be amended as hereinafter set forth, and Agent, for itself and on behalf of the Lenders, has agreed, subject to the terms and conditions herein provided, to make such amendment, all as more fully set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree, notwithstanding anything in the Loan Agreement to the contrary, as follows:

1. Definitions. Each initially capitalized term used herein shall, unless otherwise provided herein, have the meaning ascribed to such term in the Loan Agreement.

2. Amendments.

(a) Effective as of the Effective Date, the definition of the term “Borrowing Base” as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Borrowing Base - on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, or (b) the sum, on a consolidated basis for all Borrowers and Conferencing-Canada, of the Accounts Formula Amount, minus, the Availability Reserve; provided, however, that the Borrowing Base shall at no time exceed (i) the Maximum Amount, minus (ii) the L/C Reserve.”

(b) Effective as of the Effective Date, the definition of the term “Letter of Credit Subline”, as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Letter of Credit Subline - $40,000,000.”

(c) Effective as of the Effective Date, Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety by the addition thereto of the following defined term, in the appropriate alphabetical sequence, to read as follows:

“Maximum Amount” - $35,000,000, provided that, the Maximum Amount shall be $55,000,000 (x) if and for so long as: (i) Parent’s Unrestricted Consolidated Cash is greater than $200,000,000, and (ii) Agent has received Parent’s audited consolidated annual financial statements for Parent’s 2006 Fiscal Year, which financial statements are satisfactory in form and substance to Agent in exercise of its sole discretion, and (iii) Parent’s quarterly cash EBITDA for each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2006, as set forth in the unaudited quarterly financial statements to be delivered to Agent hereunder, is at least $1; or (y) at all times after the date that: (i) unaudited Cash EBITDA of Parent for a full Fiscal Quarter is $20,000,000 or more, or (ii) both (1) Agent has received Parent’s audited consolidated annual financial statements for Parent’s 2006 Fiscal Year, which financial statements shall be in form and substance satisfactory to Agent, in Agent’s sole discretion, and (2) Parent’s unaudited quarterly financial statements show Cash EBITDA averaging not less than $10,000,000 per Fiscal Quarter for the two Fiscal Quarters most recently ended.”

(d) Effective as of the Effective Date, Section 10.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.3 Financial Covenant. For as long as any Commitments or Obligations are outstanding, the Cash EBITDA of the Loan Parties and Parent (on a consolidated basis) for the periods indicated below shall not be less than the Cash EBITDA amounts set forth below opposite such periods, respectively:

Period	Cash EBITDA
Three month period ending March 31, 2007	$0
Six month period ending June 30, 2007	$15,000,000
Nine month period ending September 30, 2007	$55,000,000
Twelve month period ending December 31, 2007	$115,000,000
Twelve month period ending March 31, 2008 and on the last day of each calendar quarter thereafter	$150,000,000

(e) Effective as of the Effective Date, Section 10.2.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except: (i) the Obligations;

(ii) Subordinated Debt;

(iii) Debt (other than the Obligations, Subordinated Debt and Permitted Purchase

Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(iv) Bank Product Debt;

(v) Permitted Contingent Obligations;

(vi) Refinancing Debt as long as each Refinancing Condition is satisfied;

(vii) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $500,000 in the aggregate at any time;

(viii) Purchase Money Debt incurred with respect to purchases made after the Effective Date and Capital Leases, solely to the extent that the aggregate liability of all Loan Parties under Capital Leases, excluding the Capital Leases in effect as of the Closing Date set forth on Schedule 10.2(i) hereto, does not exceed an aggregate of $100,000,000 at any one time outstanding;

(ix) Senior Secured Note Indebtedness;

(x) Intercompany indebtedness, incurred in the Ordinary Course of Business, owed by a Loan Party to an Affiliate; provided, however, that if such Affiliate is not a Loan Party, said intercompany indebtedness shall be subject to the terms of a Subordination Agreement which shall provide, in addition to such other terms as shall be reasonably satisfactory to Agent, that such Affiliate shall take no steps to collect any such intercompany indebtedness, and none of such intercompany indebtedness shall be paid to such Affiliate, until the satisfaction in full of the Obligations; and

(xii) any other Permitted Indebtedness.

Without limiting the provisions of this Section 10.2.1, no Canadian Loan Party shall owe any United States Loan Party any intercompany obligation or other amount in excess of $1,000,000, and upon the occurrence of any such event, each Canadian Loan Party having any such intercompany obligation or owing any other such excess amounts to any such United States Loan Party agrees to immediately repay such excess intercompany obligation or other amount to such United States Loan Party.”

(f) Effective as of the Effective Date, Section 10.2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Capital Expenditures. Make Cash Capital Expenditures in any Fiscal Year which, when added to all Cash Capital Expenditures made by Parent and it consolidated Subsidiaries during such Fiscal Year, exceed, in the aggregate, $150,000,000.”

(g) Effective as of the Effective Date, the third sentence of Section 8.2.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Agent and Lenders agree, however, that anything in this Section to the contrary notwithstanding, Agent and Lenders shall not exercise their rights with respect to such lockbox and Dominion Account arrangements and Loan Parties may utilize their own cash management system and maintain control of their cash unless and until: (a) the occurrence of an Event of Default, or (b) both (i) Availability is less than $10,000,000, and (ii) the amount of Parent’s Unrestricted Consolidated Cash is less than $175,000,000.”

3. Agreements, Acknowledgements and Confirmations.

(a) The Loan Parties Agree that if, as a the result of a reduction in the Maximum Amount, the Revolving Advances exceed the Borrowing Base, the amount of such excess shall constitute an Overadvance and shall be payable by Borrowers upon Agent’s demand pursuant to Section 2.1.4 hereof.

(b) The Lenders and Agent acknowledge and agree that intercompany accounts payable (i) that have heretofore arisen, or may hereafter arise, in the ordinary course of business in connection with the purchase of goods or services by the Loan Parties from other Subsidiaries of Global Crossing Limited, (b) that have remained outstanding for more than 120 days, and (iii) that constitute Debt hereunder, shall be deemed to be Subordinated Debt for purposes hereof if the payor and payee of such Debt execute and deliver to Agent a Subordination Agreement, substantially in the form annexed hereto as Exhibit 3(a).

(c) Each of the Borrowers and Guarantors (each, a “Loan Party”) hereby acknowledges, confirms and agrees that the covenants, agreements and obligations of such Loan Party contained in or incurred under the Loan Agreement or the Other Agreements to which such Loan Party is a party remain, after the execution and delivery by the Loan Parties hereof and after giving effect hereto, the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, and such Loan Party has no valid offset, defense or counterclaim to the enforcement of such covenants, agreements and obligations.

(d) Each of the Loan Parties hereby ratifies and confirms its respective grant to the Agent, for the ratable benefit of the Lenders, of the first priority perfected liens upon, and security interests in, its properties and assets heretofore mortgaged, pledged, granted or assigned to the Agent on behalf of the Lenders under the Loan Agreement and the Other Agreements, and acknowledges and confirms that such first priority perfected liens and security interests, to the extent not heretofore expressly released by Agent in writing, secure and shall continue to secure the Obligations to the Agent and the Lenders under the Loan Agreement and the Other Agreements, subject only to Permitted Encumbrances.

(e) Each of the Loan Parties represents and warrants to Agent and the Lenders that after giving effect to the amendments and waiver herein no Default or Event of Default has occurred and is continuing.

(f) Each Loan Party acknowledges and confirms that all representations and warranties made in the Loan Agreement, the Other Agreements and hereunder shall, other than to the extent heretofore expressly waived by Agent in writing, survive the execution and delivery of this Amendment.

4. General Provisions.

(a) Except as specifically set forth herein, no other changes or modifications to the Loan Agreement are intended or implied, and in all other respects the Loan Agreement and the Other Agreements remain in full force and effect in accordance with their respective terms as of the date hereof.

(b) This Amendment shall become effective as of the Effective Date upon Agent’s receipt of an original of this Amendment and Waiver duly executed by each Loan Party. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(c) This Amendment may be executed in any number of counterparts, all of which counterparts, when taken together, shall constitute one and the same instrument.

(d) This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by, and interpreted and determined in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would provide for the application of the law of any other jurisdiction.

(e) In consideration of the amendments and other agreements made by Agent and Lenders hereunder, Borrowers agree to pay to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $55,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund, rebate or proration for any reason whatsoever.

(f) WITHOUT LIMITING ANYTHING CONTAINED IN THE LOAN AGREEMENT, TO THE EXTENT LEGALLY PERMISSIBLE, EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OTHER AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(g) This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended or modified except in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Adam Seiden
Title:	VP – Sr Client Manager

BURDALE FINANCIAL LIMITED, as Lender

By:	/s/ Nigel B. Hogg /s/ Steven Chait
Title:

CF BLACKBURN LLC, as Lender
By: GMAC Commercial Finance LLC, as Servicer

By:	/s/ Joseph Skaferowsky
Title:	Director

GLOBAL CROSSING ADVANCED CARD SERVICES, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:

GLOBAL CROSSING BANDWIDTH, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:

GLOBAL CROSSING TELECOMMUNICATIONS, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

GLOBAL CROSSING USA INC.

GLOBAL CROSSING HOLDINGS USA, LLC

GLOBAL CROSSING NORTH AMERICA, INC.

GLOBAL CROSSING LATIN AMERICA & CARIBBEAN CO.

MAC LANDING CORP.

GT LANDING CORP.

GC PACIFIC LANDING CORP.

PAC LANDING CORP.

US CROSSING, INC.

GLOBAL CROSSING EMPLOYEE SERVICES INC.

GLOBAL CROSSING DEVELOPMENT CO.

GC DEV. CO., INC.

ALC COMMUNICATIONS CORPORATION

GT LANDING II CORP.

GLOBAL CROSSING INTERNET DIAL-UP, INC.

GLOBAL CROSSING MANAGEMENT SERVICES, INC.

SUBSIDIARY TELCO, LLC

GLOBAL CROSSING GLOBALCENTER HOLDINGS, INC.

GLOBAL CROSSING TELEMANAGEMENT, INC.

GLOBAL CROSSING NORTH AMERICAN NETWORKS, INC.

GLOBAL CROSSING LOCAL SERVICES, INC.

GLOBAL CROSSING VENTURES, INC.

GLOBAL CROSSING TELEMANAGEMENT VA, LLC

BUDGET CALL LONG DISTANCE, INC.

METACLORIN INVESTCO II, INC.

EQUAL ACCESS NETWORKS, LLC

OLD INTER EXCHANGE NETWORKS, INC.

BUSINESS TELEMANAGEMENT, INC.

GLOBAL CROSSING GOVERNMENT MARKETS USA, INC.

GLOBAL CROSSING BILLING, INC.

GLOBAL CROSSING TELECOMMUNICATIONS-CANADA, LTD.

GLOBAL CROSSING CONFERENCING -CANADA, LTD.

GLOBAL CROSSING WORLDWIDE CUSTOMER HELP DESK CANADA, LTD.,

each as a Guarantor

By:	/s/ Roger Kuebel
Title:

[Amendment No.5]